Exhibit A

PROXY AGREEMENT


	This is a PROXY AGREEMENT (the "Agreement"), dated as of November 11, 1996 by and among Hamilton Acquisition LLC, a Delaware limited liability company ("Parent"), Hamilton NY Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Acquisition Sub"), and certain stockholders of The Strober Organization, Inc., a Delaware corporation (the "Company") who are signatories hereto (collectively, the "Stockholders" and each, a "Stockholder").

Background

	A.	As of the date hereof, each Stockholder owns
(either beneficially or of record) that number of shares of common stock, par value $.01 per share (the "Common Stock"), of the Company set forth on Exhibit A hereto (together with any shares of Common Stock acquired by such Stockholder during the Proxy Term (as defined in Section 2 hereof), whether upon the exercise of options, conversion of convertible securities or otherwise, the "Stockholder Shares").

	B.	Parent, Acquisition Sub and the Company propose to
enter into an Agreement and Plan of Merger of even date herewith (as the same may be amended from time to time, the "Merger Agreement") (all capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) which provides, upon the terms and subject to the conditions thereof, for the merger of Acquisition Sub with the Company (the "Merger").

	C.	As a condition to their willingness to enter into
the Merger Agreement, Parent and Acquisition Sub have requested that each Stockholder agree, and in order to induce the Parent and Acquisition Sub to enter into the Merger Agreement, each of the Stockholders has agreed to, among other things, grant Parent irrevocable proxies to vote the Stockholder Shares owned of record or beneficially by each such Stockholder on the terms and conditions provided herein.

Terms

	In consideration of the promises and the mutual covenants herein contained and intending to be legally bound, the parties hereto agree as follows:

A. Transfer and Voting of Shares.

1. Restriction on Transfer, Proxies and Non-Interference. Each Stockholder hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to (i) offer to sell, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any of the Stockholder Shares or any other shares of Common Stock; (ii) deposit any Stockholder Shares into a voting trust or enter into a voting agreement with respect to any Stockholder Shares or grant any proxy or power of attorney with respect to any such Stockholder Shares; or (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing his or her obligations under this Agreement or otherwise take any action that is contrary to the transactions contemplated hereby and by the Merger Agreement. Notwithstanding anything herein to the contrary, the parties hereto shall be entitled (x) to pledge or hypothecate shares of Common Stock to institutional lenders as security for personal or commercial loans, or (ii) to transfer shares of Common Stock to charitable trusts, descendants or trusts for the benefit of any spouse or descendant subject to the condition precedent to any such transfer that the transferee (or in the case of a pledge or hypothecation, the pledgee) shall execute and deliver to the Company and to Parent the Proxy Agreement agreeing to be personally bound thereby and appointing the transferor as the transferee's proxy in voting all the transferred shares as long as the Proxy Agreement remains in effect.

1. Voting of Shares; Further Assurances. Except as otherwise provided in this Section 1(b), each Stockholder, by this Agreement, with respect to those Stockholder Shares that such Stockholder owns of record, does hereby constitute and appoint Parent, or any affiliate of Parent that is a party to the Merger Agreement, with full power of substitution, during and for the Proxy Term, as such Stockholder's true and lawful attorney and irrevocable proxy, for and in such Stockholder's name, place and stead, to vote each of such Stockholder Shares as such Stockholder's proxy, at every meeting of the stockholders of the Company or any adjournment thereof or in connection with any written consent of the Company's stockholders (A) in favor of the approval and adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, (B) against any proposal for any action or agreement that would result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions of the Company's obligations under the Merger Agreement not being fulfilled, and (C) in favor of any other matter directly relating to consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of stockholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing. Each Stockholder intends this proxy to be irrevocable and coupled with an interest during the Proxy Term and will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by such Stockholder with respect to his or her Stockholder Shares. Each Stockholder further agrees to cause the Stockholder Shares owned by such Stockholder beneficially to be voted in accordance with the foregoing. Notwithstanding anything to the contrary in this Agreement (including Section 6(b) hereof), Parent is not authorized under this Agreement to, and shall not, directly or indirectly, vote the Stockholder Shares, execute a written consent of the Company's stockholders or otherwise act pursuant to this Agreement in any manner (a) to elect or remove any director of the Company, (b) which would prevent the Company from taking the actions permitted by Section 7.5(b) of the Merger Agreement (other than approval and adoption of the Merger Agreement and related agreements and approval of the transactions contemplated thereby, including the Merger), (c) to amend, supplement or otherwise modify the By-laws or Certificate of Incorporation of the Company (except with respect to and in connection with the Merger) or (d) to require the Board of Directors of the Company to take or refrain from taking any action.

		(c)	Certain Events.  Each Stockholder agrees that
this Agreement and the obligations hereunder shall attach to his or her Stockholder Shares and shall be binding upon any person or entity to which legal or beneficial ownership of his or her Stockholder Shares shall pass, whether by operation of law or otherwise, including without limitation such Stockholder's heirs, guardians, administrators or successors.

A. Proxy Term. 	For the purposes of this Agreement,
"Proxy Term" shall mean the period from the execution of this Agreement until the earlier of (a) the termination of the Merger Agreement or (b) the Effective Time (as such term is defined in the Merger Agreement).

A. Payments To Parent.

1. In the event that on or after the date hereof, (i) the Merger Agreement has been terminated pursuant to the provisions of Section 9.1(f) thereof and at the time of such termination neither Parent nor Acquisition Sub is in breach of its obligations under the Merger Agreement and (ii) any Stockholder thereafter sells Stockholder Shares in connection with the consummation of a Superior Proposal (as defined in Section 7.5(b) of the Merger Agreement) within six months of the termination of the Merger Agreement, such selling Stockholder shall pay to Parent an amount in cash equal to fifty percent (50%) of the product of (x) the number of such Stockholder Shares sold and (y) the excess, if any, of (A) the per share cash (and/or if consideration is received in such sale in the form of securities, the "fair market value" (as defined in Section 3(b) below) of such securities) received by such Stockholder as a result of such sale (the "Selling Stockholder Price") over (B) the Merger Consideration (as defined in the Merger Agreement).

1. For purposes of this Agreement, the fair market value of any securities listed on a national securities exchange or traded on The Nasdaq Stock Market shall be equal to the average closing price per share of such security as reported on such exchange or The Nasdaq Stock Market for the twenty
(20) trading days immediately preceding the effective date of the transaction pursuant to which the Stockholder is entitled to receive such securities.

1. Any payment required to be made pursuant to Section
3(a) of this Agreement shall be made within two business days after the settlement of such sale.
B. Representations and Warranties of Parent.  Parent and
Acquisition Sub jointly and severally hereby represent and warrant to the Stockholders as follows:

1. Organization and Qualification. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Acquisition Sub has the requisite power and authority to carry on its business as it is now being conducted. Each of Parent and Acquisition Sub is duly qualified to do business and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a material adverse effect on the business, assets, results of operations, condition (financial or otherwise) or prospects (a "Material Adverse Effect") of Parent and its subsidiaries taken as a whole. Acquisition Sub has not conducted any business prior to the date hereof and has no assets and liabilities other than those incident to its formation and to the consummation of the transactions contemplated hereby and by the Merger Agreement. Copies of the Certificate of Formation of Parent and the Certificate of Incorporation, and By-laws of Acquisition Sub heretofore delivered to the Company are true, complete and correct as of the date hereof.

1. Authority Relative to this Agreement. Each of Parent and Acquisition Sub has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the managers and members, if required, of Parent and by the Board of Directors and the sole stockholder of Acquisition Sub, if required, and no other proceedings on the part of Parent or Acquisition Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition Sub and, assuming this Agreement constitutes a valid and binding obligation of the Stockholders, constitutes the legal, valid and binding obligation of each of Parent and Acquisition Sub enforceable against each of Parent and Acquisition Sub in accordance with its terms.

1. Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Parent or Acquisition Sub nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of their respective certificates of incorporation or by-laws; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "H-S-R Act"), (B) pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (C) such filings and approvals as may be required under the "blue sky," takeover or securities laws of various states, or (D) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not prevent or delay consummation of the transactions contemplated by this Agreement or would not otherwise prevent Parent or Acquisition Sub from performing their respective obligations under this Agreement; (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not have a Material Adverse Effect on Parent and its subsidiaries taken as a whole; or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Acquisition Sub, any of their respective subsidiaries or any of their respective assets, except for violations which would not have a Material Adverse Effect on Parent and its subsidiaries taken as a whole.

A. Representations and Warranties of Each Stockholder.
Each Stockholder hereby severally (for himself, herself or itself only) represents and warrants to Parent and Acquisition Sub as follows:

1. Ownership of Shares. Such Stockholder owns of record or beneficially the number of shares of Common Stock set forth on Exhibit A hereto and such shares constitute all of the shares of Common Stock owned of record or beneficially by such Stockholder. Such Stockholder has sole voting power and sole power of disposition with respect to his or her Stockholder Shares, with no restrictions, except those that may be imposed by applicable federal securities laws, on such Stockholder's rights of disposition pertaining thereto. Except as specifically set forth on Exhibit A hereto, such Stockholder has not granted any proxy with respect to his or her Stockholder Shares and neither such Stockholder nor his or her Stockholder Shares is bound by or party to any agreement or other instrument restricting such Stockholders' voting rights with respect to such Stockholder Shares. Such Stockholder owns of record or beneficially the number and type of securities issued or granted by the Company, including without limitation options, warrants and other convertible securities, set forth on Exhibit A hereto and such securities constitute, along with such shares of Common Stock set forth on Exhibit A hereto, all of the securities of the Company or instruments convertible into securities of the Company owned of record or beneficially by such Stockholder. The Stockholder Shares are, and immediately prior to the Effective Time will be, duly authorized, validly issued, fully paid, non-assessable and, except for those pledges set forth on Schedule 5(a) hereto, free and clear of any and all liens, security interests, proxies, voting trusts or agreements, encumbrances, charges or claims of any kind whatsoever except for any encumbrance or proxy arising under this Agreement.

1. Organization; Authority Relative to this Agreement.
Such Stockholder has the legal capacity, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Parent and Acquisition Sub, this Agreement constitutes a legal, valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms. Except as set forth on Schedule 5(b) hereto, there is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; provided, however, that any such consent has been obtained in writing prior to the execution of this Agreement.

1. Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by such Stockholder, the performance by such Stockholder of the obligations and transactions contemplated hereby, including without limitation the granting of the irrevocable proxy and the appointment of an attorney-in-fact pursuant to Section 1(b) hereof, nor the compliance by such Stockholder with any provision hereof, will (i) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the H-S-R Act, (B) pursuant to the Exchange Act, (C) such filings and approvals as may be required under the "blue sky," takeover or securities laws of various states, or (D) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not prevent or delay the performance by such Stockholder of his or her obligations under this Agreement; (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of a lien or encumbrance on any of his or her Stockholder Shares pursuant to, any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which such Stockholder is party or by which such Stockholder or any of his or her assets, including the Stockholder Shares, may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not prevent or delay the performance by such Stockholder of his or her obligations under this Agreement; or (iii) conflict with or violate any order, writ, injunction, judgment, decree, statute, law, rule or regulation applicable to such Stockholder or any of his or her assets, including the Stockholder Shares.

	(d)	Acknowledgment of Reliance.  Such Stockholder
understands and acknowledges that the Parent and Acquisition Sub are entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

	(e)	Brokers.  No broker, investment banker, financial
adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

A. Certain Covenants of Stockholder. Except in accordance with Subsection 6(e), each Stockholder hereby covenants and agrees (with respect to himself or herself but not as to the other Stockholders) as follows:

1. Negotiations. Unless and until this Agreement shall have been terminated in accordance with its terms, each of the Stockholders agrees and covenants that (i) he or she will not, directly or indirectly, initiate, solicit or encourage any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, tender offer, exchange offer, consolidation or similar transaction involving, or any purchase of 10% or more of the assets or securities of the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (ii) each of the Stockholders will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing; and (iii) each of the Stockholders will notify Parent immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with any of the Stockholders or, to the knowledge of such Stockholder, the Company, which notification shall include the terms of any such inquiries or proposals, provided, however, that if the Company actually provides the information and notice to Parent required by Section 7.5 of the Merger Agreement with respect to any contact with the Company, such Stockholder shall not have any obligation to provide any such duplicate information.

1. Voting. Each Stockholder hereby agrees that, during the Proxy Term, at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the Company's Stockholders, such Stockholder shall vote (or cause to be voted) his or her Stockholder Shares, except as specifically requested by the Parent in writing in advance: (a) in favor of the Merger; (b) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (c) against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger, including, but not limited to: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of any of its subsidiaries; (ii) a sale, lease or transfer of a material amount of assets of the Company or any of its subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (iii) any change in the management or board of directors of the Company, except as agreed to in writing by Parent; (iv) any material change in the present capitalization or dividend policy of the Company; (v) any amendment of the Company's Certificate of Incorporation; or
(vi) any other material change in the Company's corporate structure, management or business. Such Stockholder shall not enter into any agreement or understanding with any person or entity during the Proxy Term to vote or give instructions to vote in any manner inconsistent with the terms of this Section 6(b). Notwithstanding the foregoing, in the event that the Company has properly terminated the Merger Agreement pursuant to Section 9.1(f) thereof, a Stockholder may vote (or cause to be voted) his or her Stockholder Shares in favor of a Superior Proposal.

1. Additional Shares. Each Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new shares of Common Stock acquired, beneficially or of record, by such Stockholder, if any, after the date hereof whether through acquisition in the open market, upon exercise of any option, warrant or other convertible security, or otherwise.

1. Waiver of Appraisal and Dissenter's Rights.  Each
Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have.

1. Acting as Director and Executive Officer.
Notwithstanding anything in this Section 6 to the contrary, the covenants and agreements set forth in Section 6(a) shall not be deemed to prevent any Stockholder, while acting in his or her capacity as a director of the Company, from taking any action that is specifically permitted under the applicable provisions of the Merger Agreement. Further, any Stockholder may act in his capacity as an executive officer of the Company upon direction by the Board of Directors of the Company pursuant to Section 7.5(b) of the Merger Agreement.

1. Stop Transfer. Each Stockholder agrees with, and covenants to, Parent and Acquisition Sub that such Stockholder may not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of his or her Stockholder Shares, unless such transfer is made in compliance with this Agreement. Each Stockholder agrees, with respect to any Stockholder Shares in certificated form, that such Stockholder will deliver to the Company within fifteen business days after the date hereof, the certificates representing such Stockholder Shares and the Company will inscribe upon such certificates the following legend (the "Legend"): "The shares of Common Stock, par value $.01 per share, of The Strober Organization, Inc. (the "Company"), represented by this certificate are subject to a Proxy Agreement dated as of November 11, 1996, and may not be sold or otherwise transferred, except in accordance therewith. Copies of such Agreement may be obtained at the principal executive offices of the Company." Each Stockholder agrees that within ten business days after the date hereof, such Stockholder will no longer hold any Stockholder Shares, whether certificated or uncertificated, in "street name" or in the name of any nominee. In the event that the Company enters into a Superior Proposal and has terminated the Merger Agreement in accordance with
Section 9.1(f) thereof, the Company will remove the Legend from all certificates representing Stockholder Shares and will return such certificates to the Stockholders. Pursuant to the Merger Agreement, the Company has agreed to notify the transfer agent of the provisions set forth in this Section and each Stockholder agrees to provide such documentation and to take such other actions as may be reasonably required to give effect to such provisions with respect to such Stockholder Shares.

1. Reorganization Agreement. Each Stockholder hereby agrees that, at the Effective Time, the Reorganization
Agreement shall terminate as to such Stockholder and such Stockholder shall have no further rights thereunder.

A. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto (as to the Stockholders, in their capacity as stockholders) shall execute and deliver such additional documents and take all such further action as may be necessary or reasonably desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Merger Agreement. Without limiting the generality of the foregoing, during the Proxy Term, each Stockholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in the Parent and Acquisition Sub the power to carry out the provisions of this Agreement including without limitation the exercise of the power afforded by Section 1 hereof.

A. Miscellaneous.

1. Entire Agreement; Assignment.  This Agreement
(i) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise, provided that Parent may assign any of its rights and obligations to any wholly-owned direct or indirect subsidiary of Parent or to any entity which controls or is under common control with Parent, but no such assignment shall relieve Parent of its obligations hereunder and Parent shall remain as fully and primarily liable as if there was no such assignment.

1. Amendment. This Agreement may not be modified, amended, altered or supplemented except by an instrument in writing signed on behalf of all the parties hereto; provided that Exhibit A hereto may be supplemented by the Parent and Acquisition Sub by adding the name and other relevant information concerning any stockholder of the Company who agrees to be bound by the terms of this Agreement without the agreement of any other party hereto, and thereafter such added stockholder shall be treated as a "Stockholder" for all purposes of this Agreement.

1. Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in addition to any other remedy to which they are entitled at law or in equity, and the parties hereto further agree to waive any requirement for the posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

1. Validity. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.
Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

1. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by cable, telegram, facsimile transmission with confirmation of receipt, or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

	if to Parent or Acquisition Sub:

	Hamilton Acquisition LLC
	c/o Fidelity Capital Associates, Inc.
	82 Devonshire Street, R25C
	Boston, MA 02109-3614
	Attn:  Mr. John J. Remondi

	with a copy to:

	Fidelity Capital Associates, Inc.
	82 Devonshire Street, E20E
	Boston, MA 02109-3614
	Attn:  Robert M. Gervis, Esq.

	and a copy to:

	Goodwin, Procter & Hoar  LLP
	Exchange Place
	Boston, MA  02109
	Attn:	Laura C. Hodges Taylor, P.C.
		Joseph L. Johnson III, Esq.

	if to Stockholders:
	c/o Sills Cummis Zuckerman Radin
	  Tischman Epstein & Gross, P.A.
	One Riverfront Plaza
	Newark, NJ  07102
	Attn:  Stanley U. North III, Esq.

	with a copy to:

	Sills Cummis Zuckerman Radin
	  Tischman Epstein & Gross, P.A.
	One Riverfront Plaza
	Newark, NJ  07102
	Attn:  Stanley U. North III, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

1. Choice of Law/Consent to Jurisdiction. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without regard to its rules of conflict of laws. The parties hereby irrevocably and unconditionally consent to the jurisdiction of the Chancery Court of the State of Delaware for any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and the parties agree not to commence any action, suit or proceeding related thereto except in such court. The parties further irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in the Chancery Court of the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail (i) in the case of Parent or Acquisition Sub, to the address of such party set forth in Section 8(e) above; or (ii) in the case of any Stockholder, to the address of such Stockholder set forth on Exhibit A hereto, shall be effective service of process for any action, suit or proceeding brought against such party in such court.

1. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

1. Counterparts. This Agreement may be executed in two or more counterparts (and via Facsimile), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

1. Performance by Acquisition Sub. Parent hereby agrees to cause Acquisition Sub to comply with its obligations hereunder as contemplated in the Merger Agreement.

1. Expenses. Each of the parties hereto will pay all fees and expenses it incurs in connection with this Agreement, whether or not consummated, including without limitation the fees and expenses of its financial and legal advisors.

1. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

1. Survival of Representations, Warranties and Agreements.
The representations, warranties and agreements of Acquisition Sub, Parent and the Stockholders pursuant to this Agreement shall survive the consummation of the Merger or the termination of the Merger Agreement.

1. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until (i) the Board of Directors of the Company has approved, for purposes of Section 203 of the Delaware General Corporation Law and any applicable provision of the Company's certificate of incorporation, the possible acquisition of the Stockholder Shares by Parent and Acquisition Sub pursuant to this Agreement and (ii) this Agreement is executed by all parties hereto.




	IN WITNESS WHEREOF, Parent, Acquisition Sub and the
Stockholders have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.



	HAMILTON ACQUISITION LLC



	By:	/s/ John J. Remondi
		Name: John J. Remondi
		Title:  Manager


	HAMILTON NY ACQUISITION CORP.



	By:	/s/ John J. Remondi
		Name: John J. Remondi
		Title: President












	IN WITNESS WHEREOF, Parent, Acquisiton Sub and the
Stockholders have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


/s/ Robert J. Gaites						/s/ John
T. Guerin
Robert J. Gaites						John T. Guerin

/s/ Sue Strober						/s/ Richard D.
King
Sue Strober							Richard D. King

/s/ Sue Strober						/s/ Steve
Strober
Sue Strober, as Trustee for Steven Strober
	Steven Strober

/s/ Sue Strober						/s/ Hiliary
Strober
Sue Strober, as Trustee for Hilary Strober
	Hiliary Strober

/s/ Gordon Sandler 						/s/ David W.
Bernstein
Gordon Sandler						David W. Bernstein,
Trustee, Trust
								F/J/B/O Steven and
Hiliary Strober

/s/ Nathan Schwartzberg					/s/ John
Yanuklis
Nathan Schwartzberg					John Yanuklis

/s/ Albert C. Brower
Albert C. Brower






PROXY AGREEMENT
[SIGNATURE CONTINUATION PAGE]



								/s/ Robert J. Gaites

								Robert J. Gaites;
proxy for
								Robert J. Gaites
Charitable Trust


								/s/ John Yanuklis
								John Yanuklis; proxy
for
								John Yanuklis
Charitable Trust

								/s/ Albert C. Brower

								Albert C. Brower;
proxy for
								Albert C. Brower
Charitable Trust
								Charitable
Remainder Trust